Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is made as of the 30th day of January, 2006 (the “Effective Date”), by and between Texas United Bancshares, Inc. (hereinafter called the “Employer”) and L. Don Stricklin (hereinafter called the “Executive”), an individual who resides in La Grange, Texas.

WHEREAS, the Board believes it is in the best interest of the Employer to enter into this Agreement to assure the Employer of Executive’s continued service, the availability of his full attention and dedication to Employer currently and in the event of any threatened or pending Change in Control (as defined herein); and

WHEREAS, the parties desire to enter into this Agreement setting forth the terms and conditions of the employment relationship between the Employer and the Executive as set forth herein;

NOW, THEREFORE, the parties, intending to be legally bound, for the consideration set forth in this Agreement and for other good and valuable consideration, agree as follows:

1. Employment. On the terms and subject to the conditions set forth in this Agreement, Employer hereby agrees to employ the Executive as President and Chief Executive Officer of Employer and President and Chief Executive Officer of State Bank, employer’s wholly-owned subsidiary. The Executive shall have responsibilities, duties and authority customarily accorded to and expected of an executive holding such positions, and as may be directed by the Board of Directors of Employer. The Executive agrees to devote full time, attention and best efforts to promote and further the business of the Employer. The Executive shall report to Employer’s Board of Directors and shall perform his duties under this Agreement in accordance with such reasonable standards established from time to time by the Board.

2. Compensation and Benefits. For all services rendered by the Executive to the Employer and its subsidiaries, the Employer shall compensate the Executive as follows:

(a) Base Salary. Commencing on the Effective Date, the Employer agrees to pay the Executive a base salary of $375,000 per annum, less applicable statutory deductions (the “Base Salary”), payable on a regular basis in accordance with the Employer’s standard payroll procedures, but not less frequently than monthly. The amount of Base Salary shall be reviewed by the Board no less often than annually and may be increased from time to time by such amounts as the Board in its discretion may decide.

(b) Bonus. For each fiscal year during the Term of the Agreement, Executive shall be eligible to receive a bonus as determined at the sole discretion of the Board of Directors of Employer.

(c) Benefits. Executive shall be entitled to coverage, subject to contributions required of executives of the Employer generally, for the Executive and dependent family members under health, hospitalization, disability, dental, life and other insurance plans that the Employer may have in effect from time to time for the benefit of similarly situated employees of the Employer.

(d) Reasonable Executive Expenses. During the Executive’s employment with the Employer, the Executive shall be eligible to participate in any fringe benefit plan or program which may be or become applicable to the Employer’s executive employees, which shall include use of an automobile, a reasonable expense account, the payment of expenses related to 3 club memberships (including initiation fees, annual dues and monthly fees and charges) the payment of reasonable expenses for attending 3 annual and periodic meetings of trade associations, and any other benefits which are commensurate with the fringe benefits provided to similarly situated executive employees of Employer. The Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by him (in accordance with the policies and practices of the Employer or as may be established by the Board for its senior executives) in performing services under this Agreement, provided that the Executive properly accounts for such expenses in accordance with the Employer’s policies.

(e) Vacation. The Executive shall be entitled to annual vacation time determined in accordance with the Employer’s standard practices, and equal to the vacation time granted other similarly situated executive employees of Employer, but not to exceed four weeks.

3. Term of the Agreement. The term of this Agreement shall begin on the Effective Date and continue for three (3) years (the “Term”) unless terminated sooner as herein provided, and such Term shall be automatically extended to a period of three (3) years commencing on each anniversary of the Effective Date (except for any such anniversary occurring after the Executive’s termination in accordance with this Agreement) on the same terms and conditions contained herein in effect as of the time of renewal, unless either party delivers written notice to the other of its intention not to renew this Agreement at least thirty (30) days prior to any such anniversary date.

4. Termination and Rights Upon Certain Terminations. This Agreement and the Executive’s employment may be terminated in any one of the following ways:

(a) Termination as a Result of the Executive’s Death. The death of the Executive shall immediately terminate this Agreement, and the Executive’s estate shall be entitled to a lump sum cash amount representing all compensation and benefits earned by the Executive and unpaid as of the date of termination, less applicable statutory deductions, and any other benefits under insurance programs and other employee plans in accordance with the terms of such arrangements.

(b) Termination on Account of Disability. If, as a result of incapacity due to physical or mental illness or injury as determined by the physician primarily responsible for the medical treatment of Executive, or by the independent determination of a physician selected by the Employer, the Executive shall have been absent from his full-time duties hereunder for six (6) consecutive months, the Employer may terminate the Executive’s employment provided Executive is unable to resume his full-time duties with reasonable accommodation, and the Executive shall be entitled to a lump sum cash amount representing all compensation and benefits earned by the Executive and unpaid as of the date of termination, less applicable statutory deductions, and any other benefits under insurance programs and other employee plans in accordance with the terms of such arrangements.

(c) Termination by the Employer for Cause. The Employer may terminate this Agreement for “Cause,” which shall mean: (i) the Executive’s acts of dishonesty; (ii) the Executive’s acts of willful misconduct; (iii) the Executive’s acts that breach his fiduciary duties to the Employer (or any subsidiary); (iv) the Executive’s acts which breach his obligations pursuant to this Agreement; or (v) the Executive’s performance of duties in an unsatisfactory manner or gross insubordination. Prior to termination for “Cause,” the Employer shall (i) provide the Executive with written notice describing in detail the actions taken by the Executive and the reasons why Employer believes that such actions constitute “Cause,” (ii) afford the Executive with the opportunity to attend a meeting of the entire Board of Employer at which he may make a presentation challenging the Employer’s determination that “Cause” exists, which meeting shall not occur until 10 business days after Executive receives the written notice, and (iii) if, after such meeting, the Employer continues to believe that “Cause” exists, give Executive thirty (30) days to cure the basis for the Employer’s determination that “Cause” exists. If the basis for the Employer’s determination that “Cause” exists has not been cured within such 30 day period, or if not practicable to be cured within 30 days, the Executive has not made reasonable efforts to cure, then Employer may terminate this Agreement for “Cause” by giving written notice of termination to the Executive, specifically stating the grounds upon which the termination is based. In the event the Executive’s employment is terminated by the Employer for Cause, the Executive shall be entitled to a lump sum cash amount representing all compensation and benefits earned by the Executive and unpaid as of the date of termination, less applicable statutory deductions, to be paid within six (6) days of termination.

(d) Termination Without Cause. At any time after the commencement of employment, either the Executive or the Employer may, voluntarily or without Cause, respectively, terminate this Agreement and the Executive’s employment, effective thirty (30) days after written notice is provided to the other. Upon Executive’s voluntary resignation without Good Reason (as defined in Paragraph 5), the Executive shall be entitled to a lump sum cash amount representing all compensation and benefits earned by the Executive and unpaid as of the date of termination, less applicable statutory deductions, to be paid within fourteen (14) days of termination. Upon termination by the Employer without Cause or by Executive for any Good Reason, the provisions of Paragraph 8 shall apply to Executive’s post-employment entitlements.

(e) Termination of Employment on Account of Disability, Cause or Death. Notwithstanding anything in this Agreement to the contrary, if Executive’s employment terminates on account of disability, Executive shall be entitled to receive disability benefits under any disability program maintained by the Employer that covers the Executive, and Executive shall not receive benefits pursuant to paragraphs 6 and 7 hereof. If Executive’s employment terminates on account of Cause or because of his death, Executive shall not receive benefits pursuant to paragraphs 6 and 7 hereof.

5. Good Reason Defined. For purposes of this Agreement, the Executive shall have “Good Reason” to terminate this Agreement and his employment hereunder if, without the Executive’s prior written consent, (i) the Executive is demoted by means of a comprehensive and substantial reduction in all or most of Executive’s primary authority, responsibilities, duties or title to a position of materially less stature or importance within the Employer than as described in paragraph 1 hereof; (ii) the Employer breaches this Agreement in any material respect and fails to cure such breach within ten (10) business days after the Executive delivers written notice and a written description of such breach to the Employer, which notice shall specifically refer to this paragraph of this Agreement; or (iii) without the Executive’s express written consent, the Employer materially reduces the Executive’s Base Salary or materially reduces his benefits.

6. Change in Control Defined. A Change in Control shall not occur by reason of any transaction in which the Executive, or a group of individuals or entities including the Executive, participates as an Acquiring Person, or owns, directly or indirectly, a majority of a corporation described in this paragraph. For purposes of this Agreement, “Change in Control” shall mean:

(a) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), an “Acquiring Person”) becomes the “beneficial owner” (as such term is defined in Rule 13d-3 promulgated under the Exchange Act, a “Beneficial Owner”), directly or indirectly, of securities of the Employer representing 50% or more of the combined voting power of the Employer’s then outstanding securities;

(b) the Employer’s shareholders approve an agreement to merge or consolidate the Employer with another corporation (other than a corporation 50% or more of which is controlled by, or is under common control with, the Employer) in which the Employer is not the surviving entity;

(c) the Employer sells 80% or more of its assets to an Acquiring Person; or

(d) the persons who were members of the Board of Directors of the Employer immediately prior to a tender offer, exchange offer, contested election, or any combination of the foregoing, cease to constitute a majority of the Board of Directors.

7. Certain Payments upon Change in Control. In the event of a Change in Control during the Term of this Agreement, the Executive shall be entitled to the following:

(a) a lump sum cash amount, which shall be paid as soon as administratively possible after the Change in Control, but in no event later than March 15 of the calendar year following the year in which the Change in Control occurs, equal to the sum of (i) three (3) times the Executive’s annual base salary at the highest rate earned by him at any time during the twelve (12) months immediately preceding the Change in Control and (ii) an amount equal to three (3) times the last annual bonus paid to the Executive before the Change in Control; and

(b) if the Executive’s employment is terminated at any time following a Change in Control, the Employer shall maintain in full force and effect for the

Executive’s continued benefit: all life, medical, dental and prescription drug insurance plans, programs or arrangements in which the Executive was entitled to participate at any time during the twelve (12) month period prior to the date of termination, provided that the Executive’s continued participation is possible under the general terms and provisions of such plans, programs or arrangements, until the earlier of the expiration of eighteen (18) months after termination, or the Executive’s commencement of full time employment with a new employer. The Executive shall pay all premiums associated with the level of coverage elected by the Executive.

8. Termination Without Cause or Executive Termination for Good Reason. If, at any time during the Term the Executive is terminated by the Employer without Cause or the Executive terminates this Agreement for Good Reason, the Executive shall be entitled to the following:

(a) a lump sum payment equal to the Base Salary, less applicable statutory deductions, plus all of the fringe benefits provided to the Executive at the time of termination, each for the remainder of the Term, which lump sum payment shall be paid as soon as administratively possible after the termination, but not later than the later of (i) the last day of the calendar year in which Executive’s employment terminates, or (ii) the fifteenth (15th) day of the third calendar month following the date of termination of Executive’s employment; and

(b) payment by the Employer of the premiums for the Executive’s continued participation in all medical, dental and prescription drug insurance plans, programs or arrangements of the Employer in which the Executive was entitled to participate prior to the date of termination, until the earlier of (i) the expiration of the three (3) year Term during which the Executive’s employment terminates, or (ii) the expiration of the Company’s obligation to offer continued coverage under any such plans under applicable law. The Employer’s payment of such premiums shall be taxable income to the Executive;

(c) payment by the Employer of the premiums for the Executive’s continued participation in all life insurance plans, programs or arrangements of the Employer in which the Executive was entitled to participate prior to the date of termination, until the earlier of (i) the expiration of the three (3) year Term during which the Executive’s employment terminates, or (ii) the Executive’s commencement of full-time employment with a new employer.

Notwithstanding any provision of this Agreement to the contrary, if at the time of the Executive’s termination of employment with the Employer, he is a “specified employee” as defined in Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), no payment or benefit will be provided under this Section 8 until the earliest of (A) the date which is 6 months after the date of Executive’s termination of employment, or (B) the date of Executive’s death. The first sentence of this paragraph shall apply only to the extent required to avoid Executive’s incurrence of any additional tax or interest under Section 409A of the Code or any regulations or Treasury guidance promulgated thereunder. In addition, if any provision of this Agreement (or of any award of compensation) would cause Executive to incur any additional tax or interest under Section 409A of the Code or any regulations or Treasury guidance promulgated thereunder, the Employer shall reform such provision; provided that the Employer shall (i) maintain, to the maximum extent practicable, the original intent of the applicable provision without violating the provisions of Section 409A of the Code and (ii) notify and consult with the Executive regarding such amendments or modifications prior to the effective date of any such change.

9. Gross-Up Payments. Notwithstanding anything in this Agreement to the contrary, in the event it shall be determined that any payment or distribution by the Employer or any of its affiliates to or for the benefit of Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (any such payments or distributions being individually referred to herein as a “Payment,” and any two or more of such payments or distributions being referred to herein as “Payments”), would be subject to the excise tax imposed by Section 4999 of the Code (such excise tax, together with any interest thereon, any penalties, additions to tax, or additional amounts with respect to such excise tax, and any interest in respect of such penalties, additions to tax or additional amounts, being collectively referred herein to as the “Excise Tax”), then Executive shall be entitled to receive and the Employer shall make an additional payment or payments (individually referred to herein as a “Gross-Up Payment,” and any two or more of such additional payments being referred to herein as “Gross-Up Payments”) in an amount such that after payment by Executive of all Taxes (as defined below) imposed upon the Gross-Up Payment, Executive retains an amount of such Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

The terms “Tax” and “Taxes” mean any and all taxes of any kind whatsoever (including, but not limited to, any and all Excise Taxes, income taxes and employment taxes), together with any interest thereon, any penalties, additions to tax, or additional amounts with respect to such taxes and any interest in respect of such penalties, additions to tax, or additional amounts.

10. Non-Disclosure, Non-Competition and Non-Solicitation Covenants

(d) Confidential Information Defined. The Executive acknowledges that Employer’s business is highly competitive, that he will be given immediate and simultaneous access to Confidential Information of Employer that is a valuable, special, and unique asset used by Employer in its business, and that protection of such Confidential Information against unauthorized disclosure and use is of critical importance to Employer. “Confidential Information” of Employer (or any subsidiary) means and includes confidential and/or proprietary information and/or trade secrets that have been and/or will be developed or used and that cannot be obtained readily by third parties from outside sources. Confidential Information includes, but is not limited to, the following: information regarding customers, prospective customers, employees, contractors and the industry not generally known to the public; strategies, methods, books, records and documents; strategic business plans; technical information concerning products, equipment, services and processes; procurement procedures, pricing and pricing techniques; information concerning past, current and prospective customers, investors and business affiliates (such as contact name, service provided, pricing, type and amount of services used, financial data and/or other such information); pricing strategies and price curves; positions; plans or strategies for expansion or acquisitions; budgets; research; financial and sales data; trading methodologies and terms; communications information; evaluations, opinions and interpretations of information and data; marketing and merchandising techniques; electronic databases; models; specifications; computer programs; contracts; bids or proposals; technologies and methods; training methods and processes; organizational structure; personnel information; payments or rates paid to consultants or other service providers; Employer’s financial matters; and other such confidential or proprietary information.

(b) Non-Disclosure Obligations. The Executive agrees that he will not, at any time during or after his employment with Employer, make any unauthorized disclosure, directly or indirectly, of any Confidential Information of Employer, its subsidiary, or of any third parties that the Executive received in connection with his employment with Employer, or make any use thereof, directly or indirectly, except in working for Employer. The Executive also agrees that he shall deliver promptly to Employer at the termination of employment without Employer’s request, or at any other time at Employer’s request, without retaining any copies, all documents and other material in the Executive’s possession relating, directly or indirectly, to any Confidential Information or other information of Employer, or Confidential Information or other information regarding third parties, learned as an employee at Employer.

(c) Trade Secrets. The Executive agrees not to, during or after the term of this Agreement, directly or indirectly, disclose (or use for the benefit of any person other than the Employer) the specific terms of the Employer’s (including any subsidiary) relationships or agreements with their respective significant vendors or customers or any other trade secret or other confidential business information of the Employer (including any subsidiary), whether in existence or proposed, to any person, firm, partnership, corporation or business for any reason or purpose whatsoever, except and only to the extent (i) such information is or becomes known to the public generally through no fault of the Executive or (ii) required by law or legal process following notice to the Employer.

(d) Non-Competition Obligations. In order to protect the Confidential Information and in order to enforce Employee’s agreement not to disclose Confidential Information, Employer and Executive agree that, during the term of the Executive’s employment with Employer, which may exceed the Term of this Agreement, and for twenty-four (24) months after the termination of the Executive’s employment with Employer (“Non-Competition Period”), the Executive will not, except as an employee of Employer, in any capacity for the Executive or others, directly or indirectly:

(i) compete or engage, anywhere in the geographic area comprised of within a 50 mile radius of each Employer subsidiary location in operation as of the date of termination (the “Market Area”), in a business similar to that of Employer, or compete or engage in that type of business which Employer has plans to engage in, or compete or engage in any business which Employer has engaged in during the preceding twelve (12) month period if within the twelve (12) months before the termination of the Executive’s employment, the Executive had access to or knowledge regarding the proposed plans or the business in which Employer engaged;

(ii) take any action to invest in, own, manage, operate, control, participate in, be employed or engaged by or be connected in any manner with any partnership, corporation or other business or entity engaging in a business similar to that of Employer anywhere within the Market Area; except that the Executive is permitted to own, directly or indirectly, up to five percent (5%) of the issued and outstanding securities of any publicly traded financial institution conducting business in the Market Area;

(iii) call on, service or solicit competing business from customers or prospective customers of Employer if, within the twelve (12) months before the termination of the Executive’s employment, the Executive had or made contact with the customer or prospective customer, or had access to information and files about the customer or prospective customer; or

(iv) call on, solicit or induce any employee of Employer whom the Executive had contact with, knowledge of, or association with in the course of employment with Employer to terminate employment from Employer, and will not assist any other person or entity in such activities.

(e) Injunctive Relief. Employer and the Executive acknowledge and agree that breach of any of the covenants made by the Executive in this Paragraph 7 would cause irreparable injury to Employer, which could not sufficiently be remedied by monetary damages; and, therefore, that Employer shall be entitled to obtain such equitable relief as declaratory judgments; temporary, preliminary and permanent injunctions; and order of specific performance to enforce those covenants or to prohibit any act or omission that constitutes a breach thereof. If a party must bring suit to enforce this Agreement or to defend any such action, the prevailing party shall be entitled to recover its attorneys’ fees and costs related thereto.

(f) Tolling. In the event that Employer shall file a lawsuit in any Court of competent jurisdiction alleging a breach of any of the Executive’s obligations under this Agreement, any time period the Executive is in breach of the Agreement shall be deemed tolled as of the time such lawsuit is filed, and shall remain tolled until such dispute finally is resolved.

11. Return of Employer Property. All records, designs, patents, business plans, financial statements, manuals, memoranda, lists, contracts and other property delivered to or compiled by the Executive by or on behalf of the Employer or their representatives, vendors or customers which pertain to the business of the Employer (including any subsidiary) shall be and remain the property of the Employer and subject at all times to its discretion and control. Likewise, all correspondence, reports, records, charts, advertising materials and other similar data pertaining to the business, activities or future plans of the Employer which is collected by Executive during the course of his employment with the Employer shall be delivered promptly to the Employer without request by it upon termination of Executive’s employment.

12. Inventions. Executive shall disclose promptly to the Employer any and all significant conceptions and ideas for inventions, improvements and valuable discoveries, whether patentable or not, which are conceived or made by the Executive, solely or jointly with another, during the period of employment or within one (1) year thereafter, and which are directly related to the business or activities of the Employer and which the Executive conceives as a result of his employment hereunder. The Executive hereby assigns and agrees to assign all his interests therein to the Employer or its nominee. Whenever requested to do so by the Employer, the Executive shall execute any and all applications, assignments or other instruments that the Employer shall deem necessary to apply for and obtain Letters Patent of the United States or any foreign country or to otherwise protect the Employer’s interest therein.

13. Arbitration. Any unresolved dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted before a panel of three (3) arbitrators in the state in which the Employer’s main office is located, in accordance with the Employment Dispute Resolution Rules of the American Arbitration Association (“AAA”) then in effect, provided that the Executive and the Employer shall comply with the Employer’s grievance procedures in an effort to resolve such dispute or controversy before resorting to arbitration, and provided further that the parties may agree to use arbitrators other than those provided by the AAA. The arbitrators shall not have the authority to add to, detract from, or modify any provision hereof nor to award punitive damages to any injured party. A decision by a majority of the arbitration panel shall be final and binding. Judgment may be entered on the arbitrators’ award in any court having jurisdiction. The direct expense of any arbitration proceeding shall be apportioned by the arbitration award.

14. Successor; Binding Agreement. The Employer shall require any successor (whether direct or indirect, by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the business and/or assets of the Employer to agree to assume and to assume all of the obligations of the Employer under this Agreement upon or prior to such succession taking place. A copy of such assumption and agreement shall be delivered to Executive promptly after its execution by the successor. However, this Agreement is personal to the Executive and the Executive may not assign or transfer any part of his rights or duties hereunder, or any compensation due to him hereunder, to any other person, except that this Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, heirs, distributees, devisees or beneficiaries.

15. Modification; Waiver. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in a writing signed by the Executive and by such director of the Employer as may be specifically designated by the Board. Waiver by any party of any breach of or failure to comply with any provision of this Agreement by the other party shall not be construed as, or constitute waiver of such provision, or a waiver of any other breach of, or failure to comply with, any other provision of this Agreement.

16. Notice. All notices, requests, demands and other communications required or permitted to be given by either party shall be in writing, deemed to have been given when delivered personally or received by certified or registered mail, return receipt requested, postage prepaid, at the address of the other party as follows:

If to the Employer to:
Texas United Bancshares, Inc. 202 West Colorado Street La Grange, Texas 78945 Attn: Ervan Zouzalik

If to Executive to:
L. Don Stricklin P.O. Box 15 La Grange, Texas 78945

Either party hereto may change its address for purposes of this Paragraph 16 by giving fifteen (15) days prior notice to the other party hereto.

17. Governing Law. This Agreement has been executed and delivered in the State of Texas, and its validity, interpretation, performance and enforcement shall be governed by the laws of that State.

18. Complete Agreement. This Agreement sets forth the entire agreement of the parties relating to the subject matter hereof, and supersedes any other employment agreements or understandings, written or oral, between the Employer, its predecessors and the Executive. The Executive has no oral representations, understandings or agreements with the Employer or any of its officers, directors or representatives covering the same subject matter as this Agreement. This Agreement is the final, complete and exclusive statement and expression of the agreement between the Employer and the Executive and of all the terms of this Agreement, and it cannot be varied, contradicted or supplemented by evidence of any prior or contemporaneous oral or written agreements.

19. Severability. If any portion of this Agreement is held invalid or inoperative, the other portions of this Agreement shall be deemed valid and operative and, so far as is reasonable and possible, effect shall be given to the intent manifested by the portion held invalid or inoperative.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

EMPLOYER:

Texas United Bancshares, Inc.
202 West Colorado Street
La Grange, Texas 78945

By:	/s/ Ervan Zouzalik
Name:	Ervan Zouzalik
Title:	Chairman of the Board

EXECUTIVE:

By:	/s/ L. Don Stricklin
Name:	L. Don Stricklin